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                                                                     Exhibit 5.1

                       [LETTERHEAD OF KAUFMAN & CONOLES]


_______________, 2003

Resource Bankshares Corporation
3720 Virginia Beach Boulevard
Virginia Beach, VA  23452

Gentlemen:

     We have participated in the preparation of the Registration Statement on Form S-1 ("Registration Statement") that has been filed by Resource Bankshares Corporation ("Company") with the Securities and Exchange Commission covering a maximum of 805,000 shares of common stock, $1.50 par value, to be issued by the Company in connection with a proposed public offering.

     For purposes of this opinion, we have examined (i) the Company's Articles of Incorporation and Bylaws, (ii) resolutions of the Board of Directors of the Company regarding the proposed offering, (iii) the Registration Statement, and
(iv) such other documents, records and materials as we have deemed relevant and necessary for purposes of issuing this opinion.

     Based on the foregoing, it is our opinion that all the shares of the Company's common stock being registered under the Registration Statement, will, when issued, be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                                   /s/ Kaufman & Canoles, P.C.
                                   ------------------------------------
                                   KAUFMAN & CANOLES, P.C.,
                                   a Virginia Professional Corporation


                           www.kaufmanandcanoles.com